Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Hotel101 Global Holdings Corp. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Hotel101 Global Holdings Corp. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 3, 2025

/s/ Rodolfo Ma. Allena Ponferrada
Rodolfo Ma. Allena Ponferrada

[Director Consent Signature Page]